Exhibit 4.75

Investment Termination Agreement

on

Beijing Xiao Benniao Information Technology Co., Ltd.

[    ] (month) [    ] (day), 2021

Investment Termination Agreement

This Investment Termination Agreement (“Agreement”) was entered into by and among the following parties on [    ] (month) [    ] (day), 2021:

(1)

Beijing Xiao Benniao Information Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Company”), having its registered address at: Room 206, 2/F, Building 3, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA001HGK4U;

(2)	Xu Danxia, a natural person of PRC holding the identity card No.: 110105196901022929;

(3)	Zheng Yu, a natural person of PRC holding the identity card No.: 110224198610200055;

(4)

Sky City (Beijing) Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Pintec”), having its registered address at: 3009, 3/F Bowangyuan Podium, Yangfangdian Subdistrict, Haidian District, Beijing; unified social credit code: 91110108MA00AL746N.

The parties above are hereinafter referred to as the “Parties” collectively and a “Party” individually. Xu Danxia and Zheng Yu are collectively referred to as the “Founders” or “Founding Shareholders.” The Founding Shareholders and the Company are collectively referred to as the “Company Parties.”

Whereas:

1.

The Company, currently a limited liability company established in accordance with the laws of China, mainly engages in the business of foreign trade general services and cross-border e-commerce services (“Main Business”).

2.

The Company Parties, Pintec, and other relevant parties have entered into the Capital Increase Agreement on Beijing Xiao Benniao Information Technology Co., Ltd. (“Capital Increase Agreement”), under which Pintec invested RMB [100] million (“Pintec Investment Amount”) in the Company to acquire [6]% equity interests in the Company after the capital increase (corresponding to the registered capital of RMB [1.1373] million).

The Parties reached the following agreement through friendly negotiation in accordance with the provisions of the relevant laws and regulations of the People’s Republic of China.

I.	Termination of the investment

1.1

The Parties agree and acknowledge that, Pintec terminates its investment in the Company made under the Capital Increase Agreement, and as a refund for the Pintec Investment Amount that has been paid by Pintec in accordance with the Capital Increase Agreement, the Company transfers the equity interests (corresponding to the registered capital of RMB [100] million) in Haiweizhen (Beijing) Network Technology Co., Ltd. (“Beijing Haiweizhen”), which is 100% held by the Company, to Pintec.

1.2

To complete the equity transfer above, the Company and Founders shall, and shall cause the Company to, sign an equity transfer agreement (“Equity Transfer Agreement”) in the format and with the content satisfactory to Pintec with Pintec or a party designated by Pintec; under the Equity Transfer Agreement, the Company agrees and acknowledges that: all assets of Beijing Haiweizhen shall be owned by Pintec, and the Company shall not claim any right in Beijing Haiweizhen and the assets thereof.

1.3

The Parties agree and acknowledge that, after the equity transfer is completed (i.e., after the Equity Transfer Agreement is signed and becomes effective, and Pintec becomes the de facto owner of the equity interests in Beijing Haiweizhen), the investment made by Pintec in the Company under the Capital Increase Agreement is terminated, and the Company does not need to refund the Pintec Investment Amount to Pintec.

1.4

The Parties agree and acknowledge that, if the investment is terminated by the Parties in accordance with this Agreement, Pintec still has the right (but no obligation) to subscribe to the additional register capital of the Company prior to the initial public offering with the investment amount of RMB 100 million at the valuation of (A) valuation of the Company as provided in the Capital Increase Agreement, or (B) valuation of the Company prior to the initial public offering, whichever is lower.

II.	Rescission and termination

2.1	This Agreement may be rescinded by any of the following means:

(1)	The Parties hereto negotiate to reach a consensus and rescind this Agreement in writing;

(2)	If the equity transfer is not completed within [ninety (90)] days from the execution date of this Agreement, Pintec has the right to send a written notice to unilaterally rescind this Agreement.

2.2	Effects of rescission and termination:

(1)

After this Agreement is rescinded or terminated, the Parties hereto shall, on the principles of fairness, reasonableness, and good faith, refund the consideration obtained from the other Party under this Agreement, and restore the state to that prior to the execution of this Agreement as much as possible.

(2)

Upon the rescission or termination of this Agreement, except for Article 3 (Confidentiality), Article 4 (Liabilities for breach of agreement and indemnity), Article 5 (Applicable law and dispute resolution), and Article 6 (Miscellaneous), all the rights and obligations of the Parties under this Agreement shall be terminated, and neither Party has any claim to other Parties under this Agreement or with respect to the rescission of this Agreement.

III.	Confidentiality

3.1

Unless otherwise provided herein, the Parties hereto shall make their best efforts to keep the confidentiality of any technical information, business information, or any non-public information and materials (including written, oral, tangible, or intangible information and materials) in any form of the other Party obtained by negotiating, signing, or performing this Agreement or by due diligence investigation, such information including but not limited to any content hereof and other possible cooperation and transactions between the Parties, until such information and materials are disclosed to the public by the providing party. Any Party shall restrict such information only to its directors, shareholders/partners, senior employees, employees, agents, advisors, contractors, suppliers, and customer etc. who are required to know such information for performing the obligations hereunder.

3.2	The restriction above is not applicable to:

(1)	Information generally available to the public at the time of disclosure;

(2)	Information that becomes generally available to the public after the disclosure not due to the faults of the receiving party;

(3)	Information proven to be in the possession of the receiving party prior to the disclosure instead of being obtained, directly or indirectly, from the other party;

(4)

Confidential information that any Party is obliged to disclose to relevant government authority or stock exchange under laws, or that is disclosed by any Party to its legal advisers, financial advisers, and investors as required by normal business operation.

3.3

Every Party hereto shall instruct its directors, shareholders/partners, senior employees, employees, agents, advisors, contractors, suppliers, and customers, and the directors, shareholders/partners, senior employees, employees, agents, advisors, contractors, suppliers, and customers of its affiliates to abide by the confidentiality obligations provided in Article 3.

3.4	The Parties shall abide by the confidentiality obligations provided in Article 3 despite the rescission or termination of this Agreement for any reason.

IV.	Liabilities for breach of agreement and indemnity

4.1.

If any Party hereto violates the provisions hereof, in addition to other rights provided hereunder, the other Parties may also raise a claim for the losses suffered by the non-breaching party due to the violation.

4.2.

Subject to other provisions of this Agreement, a Party (“Indemnifying Party”) hereto shall indemnify, hold harmless, and pay relevant amounts for other Parties (“Indemnified Party”) under the following circumstances: (a) the Indemnifying Party breaches any representation or warranty it made in this Agreement, or its representations and warranties are untrue; and (b) the Indemnifying Party breaches or fails to fully perform the promises, agreements, warranties, or obligations hereunder except for those exempted by the other Parties in writing. The Indemnifying Party shall indemnify or compensate the Indemnified Party for any and all losses suffered, directly or indirectly, due to the circumstances above.

4.3.

If any Party hereto violates the provisions hereof, in addition to other rights provided hereunder, the other Parties also have the right to request specific and comprehensive performance of obligations under this Agreement by the violating Party.

4.4.	Notwithstanding anything to the contrary herein, the provisions of this article shall survive the termination of the rights and obligations by the Parties hereto or the termination of this Agreement.

V.	Applicable law and dispute resolution

5.1	Applicable law

This Agreement is governed by the laws of China.

5.2	Dispute resolution

Any disputes arising from or in connection with this Agreement shall be submitted to Beijing Arbitration Commission for arbitration in Beijing in accordance with its then effective arbitration rules. The arbitration award shall be final, and binding on the Parties. During the dispute resolution, except for the matters in dispute, the Parties shall continue to perform other provisions hereof.

VI.	Miscellaneous

6.1	Any modification to this Agreement shall be made as a written agreement signed by the duly authorized representatives of the Parties, and shall be an integral part of this Agreement.

6.2	If any one or more provisions hereof, or any one or more legal documents related to the capital increase are held to be invalid, illegal, or unenforceable under any relevant laws:

(1)

The validity, legality, and enforceability of other provisions hereof shall not be affected or damaged but shall be fully valid, and except for the agreements that are held as invalid, illegal, or unenforceable, the validity, legality, and enforceability of other agreements related to the capital increase shall not be affected or damaged but shall be fully valid;

(2)

The Parties shall immediately replace such invalid, illegal, or unenforceable provisions or agreements with valid, legal, and enforceable provisions or agreements with the intention closest to that of the invalid, illegal, or unenforceable provisions or agreements.

6.3	This Agreement is made in Chinese in [9] originals, with the Group Companies holding [8] originals and the Investor of this Round holding one original, each original having the same legal force.

6.4

This Agreement shall become effective and binding on the Parties from the date first written above after being signed by the Parties. Any amendment to this Agreement shall be made by the Parties in writing, and constitute an integral part of this Agreement.

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[This page is the signature page to the Investment Termination Agreement]

Company:

Beijing Xiao Benniao Information Technology Co., Ltd. (Stamp)

Legal representative:

Xu Danxia

By:

Zheng Yu

By:

Signature page to the Investment Termination Agreement

[This page is the signature page to the Investment Termination Agreement]

Pintec Parties:

[Sky City (Beijing) Technology Co., Ltd.] (Stamp)

By:

Signature page to the Investment Termination Agreement